EXHIBIT 99.1
News Release

BOARDWALK ANNOUNCES FIRST QUARTER 2007 RESULTS

HOUSTON, April 30, 2007 -- Boardwalk Pipeline Partners, LP (NYSE:BWP) announced today its results for the first quarter ended March 31, 2007, which included the following items:

−	Net income of $80.2 million for the quarter, a 15.1% increase from $69.7 million in the comparable 2006 period;

−	Operating revenues of $188.1 million for the quarter, a 7.9% increase from $174.4 million in the comparable 2006 period; and

−	Earnings before interest, taxes, depreciation and amortization (EBITDA) of $112.6 million for the quarter, an 8.8% increase from $103.5 million in the comparable 2006 period.

First quarter 2007 operating results were driven primarily by the following:

▪
Incremental revenues from the Carthage, Texas to Keatchie, Louisiana pipeline expansion project which was placed in service at the end of 2006, strong demand for firm transportation services due to wide natural gas basis differentials primarily between South and East Texas and other points on the Partnership’s system and increased utilization; and

▪	Continued strong environment for parking-and-lending and storage services due to favorable natural gas price spreads and high volatility in the forward price of natural gas.

Expansion capital expenditures were $155.1 million for the quarter ended March 31, 2007. Maintenance capital expenditures were $7.0 million for the quarter ended March 31, 2007.

Earnings Per Unit

Earnings per limited partner unit for the first quarter ended March 31, 2007, of $0.61 for both common and subordinated units, have been reduced by an assumed allocation to the general partner’s incentive distribution rights (IDRs) in accordance with generally accepted accounting principles applicable to companies having two classes of securities (EITF No. 03-6). Under EITF No. 03-6, earnings are allocated to participating securities in accordance with contractual participation rights assuming that all earnings for the period were distributed. The assumed allocation to the general partner’s IDRs was a result of the Partnership’s earnings exceeding the threshold in its partnership agreement for allocation of a portion of distributions to the IDRs. Payments made on account of the IDRs are determined in relation to actual declared distributions and are not based on the assumed allocation required by EITF 03-6.

A reconciliation of the limited partners' interest in net income and net income available to limited partners used in computing net income per limited partner unit is as follows (in thousands, except weighted average units and per unit data):

	For the Three Months Ended March 31,
	2007	2006
Limited partners' interest in net income	$78,423	$68,335
Less assumed allocation to incentive distribution rights	12,055	9,073
Net income available to limited partners	$66,368	$59,262
Less assumed allocation to subordinated units	20,141	19,351
Net income available to common units	$46,227	$39,911
Weighted average common units	75,956,122	68,256,122
Weighted average subordinated units	33,093,878	33,093,878
Net income per limited partner unit - common and subordinated units	$0.61	$0.58

Conference Call
The Partnership has scheduled a conference call for April 30, 2007, at 9:00 a.m. EDT, to review the first quarter results. The earnings call may be accessed via the Boardwalk website at www.boardwalkpipelines.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (866) 510-0711. The PIN number to access the call is 57053321.

Replay
An audio replay will also be available on the Boardwalk website www.boardwalkpipelines.com immediately following the call.

Non-GAAP Financial Measure - EBITDA

EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts, and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering, and storage business. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA is not necessarily comparable to a similarly titled measure of another company.

The following table presents a reconciliation of the Partnership's EBITDA to its net income, the most directly comparable GAAP financial measure, for each of the periods presented below (in thousands):

	For the Three Months Ended March 31,
	2007	2006
Net Income	$80,234	$69,730
Income taxes	230	-
Depreciation and amortization	19,915	18,683
Interest expense	16,797	15,632
Interest income	(4,574)	(544)
Interest income from affiliates, net	(7)	-
EBITDA	$112,595	$103,501

About Boardwalk

Boardwalk Pipeline Partners, LP is a limited partnership engaged, through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk owns and operates interstate natural gas pipeline systems, comprised of an aggregate of approximately 13,400 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 146 Bcf.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Partnership's overall business and financial performance, can be found in the reports and other documents filed by the Partnership and its predecessor with the Securities and Exchange Commission. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to its forward-looking statements to reflect any change in the Partnership's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

BOARDWALK PIPELINE PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Thousands of Dollars, except number of units and per unit amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2007	2006
Operating Revenues:
Gas transportation	$152,913	$151,012
Parking and lending	18,382	13,517
Gas storage	7,711	9,618
Other	9,106	299
Total operating revenues	188,112	174,446

Operating Costs and Expenses:
Operation and maintenance	39,459	38,327
Administrative and general	25,792	27,388
Depreciation and amortization	19,915	18,683
Taxes other than income taxes	7,961	5,229
Net loss on disposal of operating assets and related contracts	2,639	186
Total operating costs and expenses	95,766	89,813

Operating income	92,346	84,633

Other (Income) Deductions:
Interest expense	16,797	15,632
Interest income	(4,574)	(544)
Interest income from affiliates, net	(7)	-
Miscellaneous other income, net	(334)	(185)
Total other deductions	11,882	14,903

Income before income taxes	80,464	69,730
Income taxes	230	-

Net income	$80,234	$69,730

	For the Three Months Ended March 31,
	2007	2006
Calculation of limited partners’ interest in Net income:
Net income	$80,234	$69,730
Less general partner’s interest in Net income	1,811	1,395
Limited partners’ interest in Net income	$78,423	$68,335
Basic and diluted net income per limited partner unit:
Common and subordinated units	$0.61	$0.58
Cash distribution to common and subordinated unitholders	$0.415	$0.179
Weighted-average number of limited partner units outstanding:
Common units	75,956,122	68,256,122
Subordinated units	33,093,878	33,093,878

Contact:  Boardwalk Pipeline Partners, LP
Jamie Buskill, 270-688-6390
Senior VP, Chief Financial Officer and Treasurer

Or

Investor Relations:
Monique Vo, 866-913-2122

SOURCE: Boardwalk Pipeline Partners, LP